Exhibit 99

Press Contact: W. Don Cornwell

Analyst Contact: Larry Wills

Telephone: 212/826-2530

Granite Broadcasting Reports Third Quarter 2005 Results

- Results In-Line with Guidance -

- Continue to Implement Strategic Initiatives -

NEW YORK, Nov. 10 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) today reported results for the third quarter of 2005. Reported results exclude the results of the Company’s two WB affiliates, which are classified as “held for sale” under generally accepted accounting principles and are reported as discontinued operations. Net revenue increased 7.1 percent during the quarter, including the results of the new stations in Fort Wayne, Indiana and Duluth, Minnesota, consolidated as a result of the shared services arrangement with Malara Broadcast Group.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “Our station group showed solid gains with net revenue increasing 7.1 percent as recent strategic initiatives more than offset the absence of $3.5 million of political and Olympic-related revenue, reductions in network compensation and a soft automotive market. Revenue from the new stations we operate in Fort Wayne and Duluth, the success of numerous local initiatives, and especially strong non-political revenue growth at the Buffalo and Fort Wayne ABC affiliates and the Duluth NBC affiliate all contributed to our performance.”

John Deushane, Chief Operating Officer, said, “Our results reflect our strength in operating news-oriented, Big Three affiliates in small and medium- sized markets and our continued focus on local business development. We generated over $1.7 million in new, local direct business during the quarter, driven by an initiative recently launched in 5 of our 6 markets that has generated over $4.5 million in annual commitments. It is innovative revenue programs such as this, aimed at generating non-traditional revenue and broadening our customer base, that enable us to continually over-achieve the industry.”

Mr. Deushane continued, “We are very pleased with the early results of our multiple channel operations in both Duluth and Fort Wayne. The expanded footprint we offer advertisers and the communities in these markets has substantial benefits for everyone. As an example, included in the more than $3 million raised for the Hurricane Katrina relief effort in the communities served by our Big Three station group is over $800,000 raised by our Duluth stations. We were able to mobilize the community to great effect across the various channels we operate in that market. This impressive result in our smallest market underscores one of the many benefits that our shared service arrangement has brought to this community, and reinforces our position as a unique partner to the advertising community.”

Mr. Cornwell concluded, “We are pleased with the progress we have made this year in executing our strategic plan but we have more work to do. Our goal of leveraging our operating strength and realigning our asset mix is taking shape through the shared service arrangements with Malara Broadcast Group in Fort Wayne and Duluth, as well as the anticipated sales of our WB affiliates. These transactions are a significant step toward realigning our asset mix and substantially strengthening our capital structure. We intend to use proceeds from the pending sales of the WB stations to grow the cash flow and asset base of the Company by acquiring or operating leading news-oriented stations in small and mid-sized markets. We look forward to updating you as we continue to execute on our strategic initiatives.”

THIRD QUARTER RESULTS

THREE MONTHS ENDED SEPTEMBER 30, 2005

VERSUS THREE MONTHS ENDED SEPTEMBER 30, 2004

Net revenue increased 7.1 percent to $20.8 million. Decreases in political advertising revenue and national non-political advertising revenue were more than offset by increases in local non-political revenue and the inclusion of a full quarter of operations of new affiliated stations in Fort Wayne and Duluth in 2005, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.

Station operating expenses increased 8.9 percent to $15.4 million. Decreases in operating expense due primarily to cost-savings initiatives at the Buffalo ABC affiliate were more than offset by the inclusion of a full quarter of operations of the new stations in Fort Wayne and Duluth in 2005.

Sales of WB Affiliates

On September 8, 2005, the Company announced that it had entered into separate definitive agreements to sell its two WB-affiliated television stations, KBWB, Channel 20 in San Francisco, California and WDWB, Channel 20 in Detroit, Michigan to wholly-owned subsidiaries of AM Media Holdings, LLC, an affiliate of ACON Investments, LLC. In consideration for the sales of the two stations as well as for covenants not to compete in each of the San Francisco and Detroit markets, the Company will receive $180 million in the aggregate, before closing adjustments, consisting of $177.5 million in cash and $2.5 million of equity in AM Media Holdings, LLC.

Both transactions are expected to close in the fourth quarter of 2005. It is anticipated that approximately $30 million of the net proceeds of the transactions will be available for general corporate purposes, including acquisitions, and the remainder for potential expansion opportunities and/or the repayment of debt.

Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the operational results of assets held for sale be reported separately as part of discontinued operations. As such, the Company has reported the results of its two WB affiliates as discontinued operations for the three and nine month periods ending September 30, 2005 and 2004. Additionally, the Company has excluded the results of the two WB affiliates from its guidance.

FOURTH QUARTER 2005 GUIDANCE

Includes consolidated results of Malara Broadcast Group

Commenting on the outlook for the quarter ending December 31, 2005, Larry Wills, Chief Financial Officer, said, “The addition of the two new stations consolidated as a result of the Malara transaction, the continued success of our numerous local sales initiatives, and early 2006 political spending will more than offset the absence of $4.8 million of political revenue from last year’s fourth quarter. Therefore, we currently expect fourth quarter net revenue to increase in the range of 2.5 percent to 5 percent and station operating expenses to increase between 7.0 and 9.0 percent (See Table 2).”

Guidance on Other Income Statement Items

* Depreciation expense is expected to be approximately $1.2 million in the fourth quarter.

* Amortization expense is expected to be approximately $900,000 in the fourth quarter.

* Corporate expense (excluding performance awards) is expected to be approximately $2.6 million in the fourth quarter.

* Performance award expense for awards granted on February 25, 2003 is expected to be $320,000 in the fourth quarter.

* Non-cash compensation expense is expected to be approximately $95,000 for the fourth quarter.

* Interest expense is expected to be approximately $11.2 million in the fourth quarter.

* Non-cash interest expense is expected to be approximately $1.0 million in the fourth quarter.

* Non-cash preferred stock dividend is expected to be approximately $6.4 million in the fourth quarter.

* Capital expenditures are expected to be approximately $2 million in the fourth quarter and $4.6 million for the full year.

Granite will host a teleconference to discuss its third quarter 2005 results on Thursday, November 10, 2005 at 10:00 a.m. Eastern Daylight Time. To access the teleconference, please dial 415-537-1919 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.granitetv.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through November 17, 2005 that can be accessed by dialing 1-800-633-8284 (US callers) or +1-402-977-9140 (International callers), passcode: 21264842. The webcast will also be archived on the Company’s website for 30 days.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. These forward- looking statements generally can be identified as statements that include phrases such as “look forward”, “guidance”, “outlook”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) owns and operates, or provides programming, sales and other services to 13 channels in the following 8 markets: San Francisco, California, Detroit, Michigan, Buffalo, New York, Fresno, California, Syracuse, New York, Fort Wayne, Indiana, Peoria, Illinois, and Duluth, Minnesota-Superior, Wisconsin. The Company’s station group includes affiliates of the NBC, CBS, ABC, WB and UPN networks, and reaches approximately 6% of all U.S. television households.

Table 1

Financial Results (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net revenue	$20,823	$19,437	$61,701	$57,330
Station operating expenses	15,442	14,174	44,659	41,594
Depreciation expense	1,194	1,385	3,779	4,260
Amortization expense	843	606	2,344	1,819
Corporate expense	2,558	2,736	7,982	8,710
Performance award expense	320	1,912	959	2,960
Corporate separation agreement expense	—	1,251	—	1,251
Non-cash compensation expense	94	110	282	545
Operating income (loss)	372	(2,737)	1,696	(3,809)

Interest expense	11,173	9,872	32,504	29,617
Interest income	(575)	(349)	(1,313)	(866)
Non-cash interest expense	1,009	957	2,943	2,969
Non-cash preferred stock dividend	6,387	6,387	19,161	19,161
Other expense	22	50	192	452

Loss from continuing operations before income taxes	(17,644)	(19,654)	(51,791)	(55,142)
Benefit for income taxes	(156)	(4,959)	(481)	(9,637)

Loss from continuing operations	(17,488)	(14,695)	(51,310)	(45,505)
Discontinued operations:
Loss from discontinued operations, net of taxes	(2,166)	(5,307)	(4,045)	(7,612)

Net loss	$(19,654)	$(20,002)	$(55,355)	$(53,117)

Per basic and diluted common share:
Basic and diluted net loss per share from continuing operations	$(0.89)	$(0.76)	$(2.62)	$(2.35)
Basic and diluted net loss per share from discontinued operations	$(0.11)	$(0.27)	$(0.21)	$(0.39)
Basic and diluted net loss per share	$(1.00)	$(1.03)	$(2.83)	$(2.74)
Weighted average common shares outstanding	19,578,000	19,381,000	19,552,000	19,361,000

Supplemental Financial Data:
Capital expenditures	$1,784	$633	$2,571	$2,783
Program amortization	$1,414	$1,312	$4,409	$3,888
Program payments	$1,595	$1,320	$4,639	$3,950

Table 2

Fourth Quarter 2005 Guidance (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended December 31,
	2004	2005		Percent Change
		High	Low	High	Low
Net revenue	$23,170	$24,328	$23,749	5.0%	2.5%
Station operating expenses	14,507	15,522	15,812	7.0%	9.0%
Depreciation expense	894	1,221	1,221
Amortization expense	606	843	843
Corporate expense	4,822	2,565	2,565
Performance award expense	454	320	320
Corporate separation agreement expense	156	—	—
Non-cash compensation expense	152	94	94
Operating income	$1,579	$3,763	$2,894

Supplemental Financial Data:
Program amortization	$1,374	$1,169	$1,169
Program payments	$1,376	$1,506	$1,506